Monday, November 20, 2000

Company Press Release

SOURCE: Salisbury Bancorp, Inc.

Salisbury Bancorp, Inc. Declares Quarterly Dividend and Special Dividend


Lakeville, Connecticut, November 20, 2000/ PRNewswire/-The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the parent company of Salisbury Bank and Trust Company, declared a $0.13 per share quarterly cash dividend at their November 20, 2000 meeting. The Board also declared a special cash dividend of $.25 per share. The total dividend of $.38 per share will be paid on January 30, 2001 to shareholders of record as of December 29, 2000.

The Company declared cash dividends totaling $.70 per share for the year 1999. Dividends declared for 2000 total $.77 per share which represents an increase of 10.0% when comparing the two years.

 Salisbury Bancorp"s sole subsidiary, Salisbury Bank and Trust Company, is a community bank with assets in excess of $230 million and capital in excess of $21 million, headquartered in Northwestern Connecticut, which offers full financial services to the communities it services in Connecticut, Massachusetts and New York.